Exhibit 99.1

GameStop Reports Sales and Earnings for Fiscal 2009

Fourth Quarter Earnings Reach High End of Range; Same Store Sales Stronger Than Expected

2010 Earnings Expected to Grow 14% to 18%

GRAPEVINE, Texas--(BUSINESS WIRE)--March 18, 2010--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today reported audited sales and earnings for the fourth quarter and the fiscal year ended January 30, 2010.

Financial Results

Total sales for the fourth quarter of 2009 increased 0.9% to $3.52 billion, in comparison to $3.49 billion in the prior year quarter. Comparable store sales decreased 7.9%. Net earnings decreased 7.1% to $215.9 million, as compared to net earnings of $232.3 million, including merger-related income of $12.0 million ($7.5 million, net of tax expense) in the prior year quarter. Diluted earnings per share were $1.29, as compared to $1.39, including merger-related income of $0.05 per share in the prior year quarter.

For fiscal year 2009, total sales increased 3.1% to $9.08 billion, in comparison to $8.81 billion in fiscal 2008. Comparable store sales decreased 7.9%. Net earnings decreased 5.3% to $377.3 million, including debt retirement costs of $5.3 million ($3.3 million, net of tax benefits), as compared to fiscal 2008 net earnings of $398.3 million, including debt retirement costs and merger-related expenses of $6.9 million (combined $4.4 million, net of tax benefits). Diluted earnings per share were $2.25, including debt retirement costs of $0.02 per share, as compared to $2.38, including debt retirement costs and merger-related expenses of $0.02 per share, in fiscal 2008.

“GameStop delivered its second highest earnings year ever in fiscal 2009, in spite of the weak worldwide economic environment,” indicated Daniel DeMatteo, Chief Executive Officer. “We saw global market share growth as new software sales increased 1.2%, proving once again that the great entertainment value and exceptional service GameStop delivers resonates with our customers. Each facet of our business has been evaluated in the past year and I am pleased that our team worldwide is working harder than ever to enhance our core competitive advantages and also build new, exciting growth drivers.

“GameStop remains committed to our long-range plans by prudently investing in new stores and strategic initiatives to strengthen our relationship with our customers. In 2010, we see great opportunity to deliver earnings growth by improving global operational efficiencies, expanding our leading market share and utilizing the buy-sell-trade model to drive new and used software sales.”

Business Outlook

For fiscal 2010, based on current market trends, GameStop expects the following:

  Total sales growth between +4.0% and +6.0%
    New hardware: -5.0% to -15.0%
    New software: +2.0% to +5.0%
    Used products: +5.0% to +10.0%
    Other: +5.0% to +10.0%
  Comparable store sales of 0.0% to +2.0%
  Diluted earnings per share ranging from $2.58 to $2.68, an annual increase of +14% to +18%, based on expected outstanding diluted shares of 155,000,000.

During the year, GameStop intends to execute our previously announced capital allocation plan, which includes the following cash deployment:

  $75 million in the opening of 400 new stores
  $125 million in store improvements, information system support, refurbishment upgrades, distribution expansion and loyalty program enhancements
  $100 million reserved for acquisition and investments
  $300 million for share repurchases

Based on our current financial projections, the company forecasts it will end fiscal 2010 with $900 million cash on hand.

For the first quarter of fiscal 2010, the company expects comparable store sales to range from -3.0% to 0.0%, driven by reduced hardware price points compared to last year. Diluted earnings per share are expected to range from $0.46 to $0.48, a 7% to 12% increase over the prior year quarter.

Note that guidance does not include debt retirement costs.

Share Buyback Update

In January, as part of our 2010 capital allocation plan, we announced a $300 million share repurchase program. As of today, GameStop has purchased 12,642,200 shares at an average price of $19.56, or $247 million worth of stock.

About GameStop

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,450 retail stores in 17 countries worldwide. The company also operates e-commerce sites, including GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2010 and beyond, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	Jan. 30, 2010	Jan. 31, 2009

Sales	$3,524,013	$3,492,114
Cost of sales	2,649,964	2,652,937

Gross profit	874,049	839,177

Selling, general and administrative
expenses	483,309	433,285
Depreciation and amortization	43,386	38,092
Merger-related expenses (income)	-	(12,012)

Operating earnings	347,354	379,812

Interest expense, net	9,755	12,331

Earnings before income
tax expense	337,599	367,481

Income tax expense	123,213	135,156

Consolidated net income	214,386	232,325
Net loss attributable to noncontrolling interests	1,536	-
Consolidated net income attributable to GameStop	$215,922	$232,325

Net income per common share:
Basic[1]	$1.31	$1.42
Diluted[1]	$1.29	$1.39

Weighted average common shares
outstanding:
Basic	164,290	163,812
Diluted	167,556	167,244

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	75.2%	76.0%

Gross profit	24.8%	24.0%

SG&A expenses	13.7%	12.4%
Depreciation and amortization	1.2%	1.1%
Merger-related expenses (income)	0.0%	-0.4%

Operating earnings	9.9%	10.9%

Interest expense, net	0.3%	0.4%

Earnings before income
tax expense	9.6%	10.5%

Income tax expense	3.5%	3.8%
Consolidated net income	6.1%	6.7%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	6.1%	6.7%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	52 weeks	52 weeks
	ended	ended
	Jan. 30, 2010	Jan. 31, 2009

Sales	$9,077,997	$8,805,897
Cost of sales	6,643,345	6,535,762

Gross profit	2,434,652	2,270,135

Selling, general and administrative
expenses	1,635,124	1,445,419
Depreciation and amortization	162,495	145,004
Merger-related expenses	-	4,593

Operating earnings	637,033	675,119

Interest expense, net	43,177	38,837
Debt extinguishment expense	5,323	2,331

Earnings before income
tax expense	588,533	633,951

Income tax expense	212,804	235,669

Consolidated net income	375,729	398,282
Net loss attributable to noncontrolling interests	1,536	-
Consolidated net income attributable to GameStop	$377,265	$398,282

Net income per common share:
Basic[1]	$2.29	$2.44
Diluted[1]	$2.25	$2.38

Weighted average common shares
outstanding:
Basic	164,525	163,190
Diluted	167,875	167,671

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	73.2%	74.2%

Gross profit	26.8%	25.8%

SG&A expenses	18.0%	16.4%
Depreciation and amortization	1.8%	1.6%
Merger-related expenses	0.0%	0.1%

Operating earnings	7.0%	7.7%

Interest expense, net	0.4%	0.5%
Debt extinguishment expense	0.1%	0.0%

Earnings before income
tax expense	6.5%	7.2%

Income tax expense	2.4%	2.7%
Consolidated net income	4.1%	4.5%

Net loss attributable to noncontrolling interests	0.1%	0.0%

Consolidated net income attributable to GameStop	4.2%	4.5%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	Jan. 30,	Jan. 31,
	2010	2009
ASSETS:
Current assets:
Cash and cash equivalents	$905,418	$578,141
Receivables, net	64,006	65,981
Merchandise inventories	1,053,553	1,075,792
Prepaid expenses and other current assets	83,098	74,512
Deferred taxes	21,229	23,615
Total current assets	2,127,304	1,818,041

Property and equipment:
Land	11,569	10,397
Buildings & leasehold improvements	522,965	454,651
Fixtures and equipment	711,477	619,845
	1,246,011	1,084,893
Less accumulated depreciation and amortization	661,810	535,639
Net property and equipment	584,201	549,254

Goodwill, net	1,946,513	1,833,011
Other noncurrent assets	297,309	283,188
Total assets	$4,955,327	$4,483,494

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$961,673	$1,047,963
Accrued liabilities	694,003	514,748
Total current liabilities	1,655,676	1,562,711

Other long-term liabilities	129,297	104,486
Senior fixed notes payable, net of discount	447,343	545,712
Total liabilities	2,232,316	2,212,909

Stockholders' equity:
Preferred stock - authorized 5,000 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300,000 shares;
158,662 and 163,843 shares issued and
outstanding, respectively	159	164
Additional paid-in-capital	1,210,539	1,307,453
Accumulated other comprehensive income (loss)	114,704	(57,522)
Retained earnings	1,397,755	1,020,490
Equity attributable to GameStop Corp. stockholders	2,723,157	2,270,585
Equity attributable to noncontrolling interest	(146)	-
Total equity	2,723,011	2,270,585
Total liabilities and stockholders' equity	$4,955,327	$4,483,494

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	Jan. 30, 2010		Jan. 31, 2009
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$737.9	20.9%	$813.1	23.3%
New video game software	1,561.2	44.3%	1,483.9	42.5%
Used video game products	777.1	22.1%	714.2	20.5%
Other	447.8	12.7%	480.9	13.7%

Total	$3,524.0	100.0%	$3,492.1	100.0%

	52 Weeks Ended		52 Weeks Ended
	Jan. 30, 2010		Jan. 31, 2009
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$1,756.5	19.3%	$1,860.2	21.1%
New video game software	3,730.9	41.1%	3,685.0	41.9%
Used video game products	2,394.1	26.4%	2,026.6	23.0%
Other	1,196.5	13.2%	1,234.1	14.0%

Total	$9,078.0	100.0%	$8,805.9	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	Jan. 30, 2010		Jan. 31, 2009
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$40.9	5.5%	$44.2	5.4%
New video game software	322.2	20.6%	308.0	20.8%
Used video game products	360.7	46.4%	331.5	46.4%
Other	150.3	33.6%	155.5	32.3%

Total	$874.1	24.8%	$839.2	24.0%

	52 Weeks Ended		52 Weeks Ended
	Jan. 30, 2010		Jan. 31, 2009
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$113.5	6.5%	$112.6	6.1%
New video game software	795.0	21.3%	768.4	20.9%
Used video game products	1,121.2	46.8%	974.5	48.1%
Other	405.0	33.8%	414.6	33.6%

Total	$2,434.7	26.8%	$2,270.1	25.8%

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130